Exhibit 10.1

Cooperation Agreement

This Supplier Agreement (“Agreement”) is made and entered into the date on 1st June 2024 by and between:

1. Ou S Concept Limited, a company incorporated in Hong Kong with its registered office at RM 06, 10/F, LT TOWER, 31 CHONG YIP STREET, KWUN TONG, KOWLOON(“Ou S”);

(BR No.: 74054211-000)

2. Golden Wann Production Co Limited, a company incorporated in Hong Kong with its registered office at RM 1905, NAN FUNG CTR 264-298, CASTLE PEAK RD, TSUEN WAN, NT

(BR No.: 59843071-000)

1.	Scope of Supply

The Supplier agrees to supply and deliver the following goods/services:

-	KOL event appearance

including transportation for the KOL and their team, a professional photography crew with editing services, security arrangements, lighting professionals and equipment, and comprehensive event planning and management to ensure successful interactions during the event.

-	Road Show

including staff sourcing, executing engaging activities that foster audience interaction, pre-event planning involving strategy development, venue logistics, and promotional materials design, as well as custom-designed marketing materials and giveaways to enhance the event experience.

-	Video Shooting Package

includes the production of a 2-3 minute video with post-production services, encompassing the fees for lighting and audio experts and equipment, three rounds of revisions, royalty-free background music and professional voiceover recording, final deliverables such as high-resolution video and raw filming footage, as well as pre-production planning including scriptwriting, storyboarding, and location scouting, along with full production crew staffing.

1	Golden Wann Production Co Limited

2.	Price and Payment Terms

Ou S Concept Limited agrees to pay Golden Wann Production Co Ltd for services rendered during the period. The services include KOL event appearances, Road Shows, and Video Shooting Packages. The total payment amount will be specified in the invoice issued by Golden Wann Production Co Ltd. Payments shall be made within 180 days of receipt of the invoice, ensuring a timely settlement for the services provided. Both parties agree to cooperate in good faith to facilitate smooth communication and prompt payment processing. Any discrepancies or issues related to the invoice should be addressed promptly to avoid delays. This agreement aims to foster a mutually beneficial partnership, ensuring that all services are delivered as per the agreed schedule and standards.

3.	Delivery Terms

The Supplier shall deliver the Products, including photos and videos, to a designated Google Drive folder upon completion of the services. The delivery must be completed within the agreed timeframe specified in the contract. Along with the digital files, the Supplier shall provide a detailed report outlining the scope of work, production details, and any relevant notes or observations. The files should be properly organized and labeled for easy access and use. It is the Supplier’s responsibility to ensure that all files are complete, of high quality, and in formats compatible with the Client’s requirements. Any delays in delivery must be communicated promptly, and both parties should collaborate to resolve any issues efficiently to ensure the timely availability of the content for the Client’s use.

4.	Quality Assurance and Inspection

The Products shall meet the agreed-upon quality standards and specifications outlined in the contract. The Supplier is responsible for ensuring that all deliverables adhere to these standards prior to delivery. Upon receipt of the Products, the Buyer has the right to inspect the Goods thoroughly to verify their conformity to the agreed specifications and quality requirements. Any Products found to be defective, damaged, or non-conforming must be rejected, and the Supplier shall be responsible for either replacing or repairing the non-conforming Goods at no additional cost. The inspection process shall be conducted promptly after delivery to prevent delays in the project timeline. Both parties agree to communicate openly and cooperate fully to resolve any issues related to quality or compliance quickly and efficiently, ensuring that the final Products meet the expected standards.

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5.	Term and Termination

Either Party may terminate this Agreement at any time by providing thirty (30) days’ prior written notice to the other Party. Upon termination, both Parties shall cease all further performance under this Agreement, except for obligations incurred prior to the termination date, which shall remain in effect. Termination shall not affect any rights or obligations that have accrued prior to the effective date of termination. In the event of breach or violation of any terms of this Agreement, the non-breaching Party may terminate immediately by written notice, without prejudice to any other rights or remedies available under applicable law. This Agreement may also be extended or renewed upon mutual written consent of both Parties.

6.	Confidentiality

Both Parties agree to maintain the confidentiality of all proprietary, sensitive, and confidential information obtained during the course of this Agreement. This includes, but is not limited to, business strategies, technical data, customer information, and any other non-public information disclosed by either Party. Each Party shall only use such confidential information for the purposes of fulfilling their obligations under this Agreement and shall not disclose it to any third parties without prior written consent, except as required by law or regulation. The confidentiality obligations shall remain in effect during the term of this Agreement and for a period of [insert duration, e.g., two years] thereafter. Both Parties shall take reasonable steps to protect the confidentiality of such information and prevent unauthorized access or disclosure.

7.	Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any disputes, controversies, or claims arising out of or relating to this Agreement shall be resolved through arbitration in accordance with the HKIAC Rules. The arbitration shall be conducted in English, and the seat of arbitration shall be Hong Kong. The arbitration shall be administered by a single arbitrator appointed in accordance with the HKIAC Rules. The arbitrator’s decision shall be final and binding on both Parties. Both Parties agree to cooperate fully and to abide by the arbitration process to ensure a fair and efficient resolution. This clause reflects the Parties’ intention to resolve disputes amicably and in accordance with Hong Kong law, avoiding the need for litigation in courts.

8.	Miscellaneous

Amendments to this Agreement must be made in writing and signed by both parties to be valid and enforceable. Neither party shall assign, transfer, or delegate their rights or obligations under this Agreement to any third party without obtaining prior written consent from the other party. Any such assignment or transfer without consent shall be null and void. This Agreement constitutes the entire understanding and agreement between the Parties regarding the subject matter herein and supersedes all prior agreements, negotiations, or communications, whether written or oral. No other agreements, promises, or representations shall have any force or effect unless incorporated into this Agreement in writing and signed by both Parties. This clause ensures clarity and prevents misunderstandings by confirming that all terms are contained within this document.

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9.	Signatures

IN WITNESS WHEREOF, the parties hereto execute this Agreement

Ou S Concept Limited	[Corporate Seal]

Golden Wann Production Co Limited

Signature:	/s/ Wendy Tong
Name:	Wendy Tong
Title:	Director

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